EXHIBIT 21 TO FORM 10-K UMB FINANCIAL CORPORATION Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Organization

Missouri Banks UMB Bank, n.a. (Kansas City)	U.S.
UMB Bank, Warsaw	Missouri
Colorado Banks UMB Bank Colorado, n. a.	U.S.
Kansas Banks UMB National Bank of America	U.S.
Nebraska Banks UMB Bank Omaha, n.a.	U.S.
Banking-Related Subsidiaries UMB Community Development Corporation	Missouri
UMB Consulting Services, Inc.	Missouri
UMB Data Corporation	Missouri
UMB Properties, Inc.	Missouri
UMB, U.S.A.	Nebraska
United Missouri Insurance Company	Arizona